Exhibit 4.15

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as the “Agreement”) is entered into by the following parties on April 28, 2020:

1. All shareholders listed in Annex I (hereinafter referred to as the “Existing Shareholders” individually and collectively)

2. Yunmi Hulian Technology (Guangdong) Co., Ltd. (hereinafter referred to as the “Sole Proprietor”)
Registered Address: No.1-7, North Side of the First Floor of Building A, No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan
Legal Representative: LI Xiang

3. Foshan Yunmi Electric Appliances Technology Co., Ltd. (hereinafter referred to as the “Company”)
Registered Address: No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)
Legal Representative: CHEN Xiaoping

(In this Agreement, the above parties are respectively referred to as a “Party” and collectively referred to as the “Parties”.)

WHEREAS:

(1)

The Existing Shareholders are the existing registered shareholders of the Company and hold all the equities in the Company according to law; and their capital contributions and shareholdings in the registered capital of the Company as of the date hereof are as shown in Annex I.

(2)	The Existing Shareholders intend to transfer all their respective equities in the Company to the Sole Proprietor subject to Laws of the PRC, and the Sole Proprietor intends to accept such transfer.
(3)	The Company intends to transfer the assets held by it to the Sole Proprietor subject to Laws of the PRC, and the Sole Proprietor intends to accept such transfer.
(4)

In order to effect such transfer of equities or assets, the Existing Shareholders and the Company agree to grant to the Sole Proprietor irrevocable equity transfer option and asset purchase option, respectively, pursuant to which the Existing Shareholders or the Company shall, to the extent permitted by Laws of the PRC, transfer the option equities or the Company’s Assets (as defined below) to the Sole Proprietor and/or any other entity or individual designated by it upon the Sole Proprietor’s request in accordance with the provisions hereof.

(5)	The Existing Shareholders agree to the grant of the asset purchase option by the Company to the Sole Proprietor pursuant to this Agreement.

Accordingly, the Parties, by consensus, have agreed as follows:

Article 1 Definition

1.1	Unless the context otherwise requires, the following terms in this Agreement shall have the following meanings:

“Laws of the PRC”:

Refers to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China in effect at the time.

“Conversion option”:	Refers to an option granted by the Existing Shareholders to the Sole Proprietor under the terms and conditions hereof requiring the purchase of equity in the Company.
“Asset purchase option”:	Refers to an option granted by the Company to the Sole Proprietor under the terms and conditions hereof requiring the purchase of any assets of the Company.
“Option equity”:

In respect of each Existing Shareholder, refers to the entire equities held by him /her in the registered capital (as defined below) of the Company respectively; and in respect of all Existing Shareholders, means the equities representing 100% of the registered capital of the Company.

“Registered capital of the Company”:

As of the date hereof, refers to the registered capital of the Company, which is RMB10 million, which also includes the enlarged registered capital formed by any form of capital increase during the term hereof.

“Transferred equity”:

Refers to the equities in the Company which the Sole Proprietor, upon exercising its conversion option, shall be entitled to require any of the Existing Shareholders to transfer to it or to an entity or individual designated by it in accordance with the provisions of Article 3 hereof, the quantity of which may be all or part of the option equities, as determined by the Sole Proprietor at its discretion in accordance with the provisions of laws of the PRC at that time and its own commercial considerations.

“Transferred asset”:

Refers to the assets of the Company which the Sole Proprietor, upon exercising its asset purchase option, shall be entitled to require the Company to transfer to it or to an entity or individual designated by it in accordance with the provisions of Article 3 hereof, the quantity of which may be all or part of the assets of the Company, as determined by the Sole Proprietor at its discretion in accordance with the provisions of laws of the PRC at the time and its own commercial considerations.

“Exercise”:	Refers to the exercise by the Sole Proprietor of its conversion option or asset purchase option.

“Transfer price”:

Refers to the total consideration to be paid by the Sole Proprietor or its designated entity or individual to the Existing Shareholders or the Company for the acquisition of the transferred equities or assets of the Company at the time of each exercise.

“Business license”:

Refers to any approvals, permits, filings, registrations, etc. that the Company must hold in order to legally and effectively conduct all of its business, including but not limited to the “Business License for Enterprise Legal Person”, the “Tax Registration Certificate” and other relevant permits and licenses as may be required by laws of the PRC at that time.

“Assets of the Company”:

Refers to all tangible and intangible assets owned or entitled to dispose of by the Company during the term hereof, including but not limited to any real estates, movable assets, and intellectual property rights such as trademarks, copyrights, patents, proprietary technologies, domain names, software usage rights, etc.

“Material agreement”:

Refers to an agreement to which the Company is a party that has a material effect on the business or assets of the Company, including but not limited to, the “Exclusive Consulting and Services Agreement” entered into by the Company and the Sole Proprietor at the same time as this Agreement and other material agreements relating to the business of the Company.

“Notice of exercise”:	Has the meaning ascribed to it in Article 3.7 hereof.
“Confidential information”:	Has the meaning ascribed to it in Article 8.1 hereof.
“Defaulting party”:	Has the meaning ascribed to it in Article 11.1 hereof.
“Default”:	Has the meaning ascribed to it in Article 11.1 hereof.
“Such Rights”:	Has the meaning ascribed to it in Article 12.5 hereof.
1.2	Any reference herein to any laws of the PRC shall be deemed to:
(1)	Also include references to amendments, modifications, additions and re-enactments of such laws of the PRC, whether in force before or after the date hereof; and
(2)	Also include references to other decisions, notices and regulations made pursuant to or in effect by virtue of their provisions thereof.

1.3	Unless the context hereof indicates otherwise, references herein to articles, paragraphs, items or subparagraphs are to their respective parts hereof.

Article 2 Grant of Conversion Option and Asset Purchase Option

2.1

The Existing Shareholders hereby severally and jointly agree that they hereby irrevocably, unconditionally and exclusively grant to the Sole Proprietor a conversion option, pursuant to which the Sole Proprietor shall be entitled to require the Existing Shareholders to transfer the option equity to the Sole Proprietor or an entity or individual designated by it, subject to the terms and conditions hereof, as permitted under laws of the PRC. And the Sole Proprietor also agrees to accept such transferred option.

2.2	The Company hereby consents to the grant of such conversion option by the Existing Shareholders to the Sole Proprietor in accordance with Article 2.1 above and the other provisions hereof.
2.3

The Company hereby agrees that it hereby irrevocably, unconditionally and exclusively grants to the Sole Proprietor an asset purchase option, pursuant to which the Sole Proprietor shall be entitled to require the Company to transfer any and part of assets of the Company to the Sole Proprietor or an entity or individual designated by it, subject to the terms and conditions hereof, as permitted under laws of the PRC. And the Sole Proprietor also agrees to accept such asset purchase option.

2.4

The Existing Shareholders hereby severally and jointly agree that the Company shall grant the Sole Proprietor such asset purchase option in accordance with Article 2.3 above and the other provisions hereof.

Article 3 Method of Exercise

3.1

Subject to the terms and conditions hereof, the Sole Proprietor shall have the absolute discretion to determine the exact time, manner and frequency of its exercise to the extent permitted under laws of the PRC.

3.2

Subject to the terms and conditions hereof, the Sole Proprietor shall be entitled at any time, subject to laws of the PRC for the time being, to accept the transfer of all or part of the equities in the Company from the Existing Shareholders, either by itself or through other entities or individuals designated by it.

3.3

Subject to the terms and conditions hereof, the Sole Proprietor shall be entitled at any time, subject to laws of the PRC for the time being, to accept the transfer of all or part of the assets of the Company from the Company, either by itself or through other entities or individuals designated by it.

3.4

In respect of conversion option, upon each exercise, the Sole Proprietor shall be entitled to designate at will the amount of equity to be transferred by the Existing Shareholders to the Sole Proprietor and/or other entities or individuals designated by it in such exercise, and the Existing Shareholders shall offer to transfer their equities to the Sole Proprietor and/or other entities or individuals designated by it in the amount requested by the Sole Proprietor, respectively. And the Sole Proprietor and/or other entities or individuals designated by it shall pay the transfer price to the Existing Shareholders who cede the transferred equities for the transferred equities ceded in each exercise.

3.5

In respect of asset purchase option, upon each exercise, the Sole Proprietor shall be entitled to designate at will the specific assets of the Company to be transferred by the Company to the Sole Proprietor and/or other entities or individuals designated by it in such exercise, and the Company shall offer to transfer its assets to the Sole Proprietor and/or other entities or individuals designated by it as requested by the Sole Proprietor, respectively. And the Sole Proprietor and/or other entities or individuals designated by it shall pay the transfer price to the Company who cedes the transferred assets for the transferred assets ceded in each exercise.

3.6

At each exercise, the Sole Proprietor may accept the transferred equities or the transferred assets itself, or designate any third party to accept all or part of the transferred equities or the transferred assets.

3.7

Upon each decided exercise, the Sole Proprietor shall send a notice of exercise on conversion option or asset purchase option to the Existing Shareholders or the Company (hereinafter referred to as the “Notice of Exercise”, the form of which is attached as Annex II and Annex III hereto). Upon receipt of the Notice of Exercise, the Existing Shareholders or the Company shall immediately transfer the transferred equities to the Sole Proprietor and/or other entities or individuals designated by it in the manner described in Article 3.4 or Article 3.5 hereof in one lump sum in accordance with the Notice of Exercise.

Article 4 Transfer price

4.1

In respect of conversion option, the full transfer price payable by the Sole Proprietors or any entity or individual designated by it to each shareholder upon each exercise shall be the lesser of the amount of capital contribution corresponding to the transferred equities in the registered capital of the target company and the minimum price permitted under laws of the PRC at that time. Each shareholder undertakes and agrees that it has been fully compensated by the Sole Proprietor and therefore shall return the full equity transfer price received to the Sole Proprietor or any entity or individual designated by it within ten (10) business days after receiving such equity transfer price.

4.2

In respect of asset purchase option, the Sole Proprietor or any entity or individual designated by it upon each exercise shall pay to the target company the minimum price permitted under laws of the PRC at that time. The target company undertakes and agrees that it has been fully compensated by the Sole Proprietor and therefore shall return the full asset transfer price received to the Sole Proprietor or any entity or individual designated by it within ten (10) business days after receiving such asset transfer price.

Article 5 Representation and Warranty

5.1	The Existing Shareholders hereby represent and warrant, severally and jointly, as follows.
5.1.1

The Existing Shareholders are Chinese citizens with full capacity; and they have full and independent legal status and legal capacity to execute, deliver and perform this Agreement and can independently act as a Party to the subject of litigation.

5.1.2

The Company is a limited liability company duly registered and legally subsisting under laws of the PRC, with independent corporate capacity; and it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a Party to the subject of litigation.

5.1.3

It has full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transactions described herein that it will execute, and has full power and authority to consummate the transactions described herein.

5.1.4

This Agreement is legally and properly executed and delivered by the Existing Shareholders. And it constitutes a legal and binding obligation on them and is enforceable against them in accordance with the terms hereof.

5.1.5The Existing Shareholders are the registered legal owners of the option equity as of the effective date hereof; and except for the pledge rights created by the “Equity Pledge Agreement” dated ____________, 2020 between the Company, the Sole Proprietor and the Existing Shareholders and the proxy rights created by the “Shareholders’ Voting Rights Proxy Agreement” dated ____________, 2020, there are no liens, pledges, claims, other security interests or third party rights on the option equity. Pursuant to this Agreement, the Sole Proprietor and/or other entities or individuals designated by it may, upon exercise, acquire good title to the transferred equities free and clear of any liens, pledges, claims, other security interests or third party rights.

5.1.6

To the knowledge of the Existing Shareholders, there are no liens, pledges, claims, other security interests or third party rights on the assets of the Company. Pursuant to this Agreement, the Sole Proprietor and/or other entities or individuals designated by it may, upon exercise, acquire good title to the assets of the Company free and clear of any liens, charges, claims, other security interests or third party rights.

5.1.7

Unless compulsorily required by laws of the PRC, the Existing Shareholders shall not require the Company to declare the distribution or actual payment of any distributable profits, dividends or bonuses. If the Existing Shareholders receive any profits, dividends or bonuses from the Company, the Existing Shareholders shall, subject to compliance with laws of the PRC, promptly gift them to the Sole Proprietor or to an eligible entity or individual designated by it.

5.2	The Company hereby represents and warrants as follows.
5.2.1

The Company is a limited liability company duly registered and legally subsisting under laws of the PRC, with independent corporate capacity. The Company has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a Party to the subject of litigation.

5.2.2

The Company has full power and authority within the Company to execute, deliver and perform this Agreement and all other documents relating to the transactions described herein that it will execute, and has full power and authority to consummate the transactions described herein.

5.2.3	This Agreement is legally and properly executed and delivered by the Company. And it constitutes a legal and binding obligation on it.
5.2.4

There are no liens, charges, claims, other security interests or third party rights on the assets of the Company. Pursuant to this Agreement, the Sole Proprietor and/or other entities or individuals designated by it may, upon exercise, acquire good title to the assets of the Company free and clear of any liens, security interests, claims, other security interests or third party rights.

5.2.5The Company shall not declare the distribution or actual payment of any distributable profits, dividends or bonuses unless compulsorily required by laws of the PRC.

5.3	The Sole Proprietor represents and warrants as follows:
5.3.1

The Sole Proprietor is a wholly foreign-owned enterprise duly registered and legally subsisting under laws of the PRC, with independent corporate capacity. The Sole Proprietor has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a Party to the subject of litigation.

5.3.2

The Sole Proprietor has full power and authority within the Company to execute, deliver and perform this Agreement and all other documents relating to the transactions described herein that it will execute, and has full power and authority to consummate the transactions described herein.

5.3.3	This Agreement is legally and properly executed and delivered by the Sole Proprietor. And it constitutes a legal and binding obligation on it.

Article 6 Commitment of Existing Shareholders

The Existing Shareholders hereby respectively commit as follows:

6.1	During the term hereof, without prior written consent of the Sole Proprietor:
6.1.1	The Existing Shareholders shall not transfer or in any other way dispose of any option equity or set any security interests or other third party rights in any option equity;
6.1.2	It shall neither increase or decrease registered capital of the Company, nor merge with any other entity;
6.1.3	It shall not dispose of or cause the management of the Company to dispose of any material assets of the Company (except as may occur in the ordinary course of business);

6.1.4

It shall not terminate or cause the management of the Company to terminate any material agreement entered into by the Company or enter into any other agreement that conflicts with an existing material agreement;

6.1.5	It shall not appoint or remove any director, supervisor or other managerial staff of the Company who shall be appointed or removed by each existing shareholder;
6.1.6	It shall not cause the Company to declare to distribute or actually pay any distributable profits, dividends or bonuses;
6.1.7	It shall ensure that the Company survives validly and is not terminated, liquidated or dissolved;
6.1.8	It shall not amend the Articles of Association of the Company; and
6.1.9	It ensures that the Company shall not lend or borrow money, or give guarantees or make other forms of security acts, or undertake any substantial obligations outside of its normal business activities.
6.2

During the term hereof, it must make its best efforts to develop the Company’s business and to ensure that the Company operates legally and compliantly and that it will not engage in any act or omission that could damage the Company’s assets or goodwill or affect the validity of the Company’s operating licenses.

6.3

During the term hereof, it shall promptly inform the Sole Proprietor of any condition that may have a material adverse effect on the existence, business operations, financial conditions, assets or goodwill of the Company and promptly take all measures acceptable to the Sole Proprietor to remove such adverse conditions or take effective remedial measures against them.

6.4	Once the Sole Proprietor has given a notice of exercise:
6.4.1

It shall immediately convene a shareholders’ meeting, pass a shareholders’ resolution and take all other necessary actions to consent to the transfer of all of the transferred equities or transferred assets at the transfer price by any Existing Shareholder or the Company to the Sole Proprietor and/or such other entities or individuals designated by it, and waive any pre-emptive rights (if any) it may have;

6.4.2

It shall immediately enter into an “Equity Transfer Agreement” with the Sole Proprietor and/or any other entities or individuals designated by it, transfer all of the transferred equities to the Sole Proprietor and/or any other entities or individuals designated by it at the transfer price and provide the Sole Proprietor with necessary support as required by the Sole Proprietor and by laws and regulations (including providing and signing all relevant legal documents, fulfilling all government approval and registration procedures, and undertaking all relevant obligations) to enable the Sole Proprietor and/or any other entities or individuals designated by it to acquire all of the transferred equities, and such transferred equities shall be free from any legal defects and shall not be subject to any security interests, third party restrictions or any other limitations on the equities.

6.5

If the total transfer price received by any Existing Shareholder in respect of the transferred equities held by him/her is higher than his/her capital contribution to the Company or if he/she receives any form of profit distribution, dividends or bonus from the Company, then such Existing Shareholder agrees, subject to laws of the PRC, to waive the proceeds from the premium and any profit distribution, dividends or bonus (after deducting relevant taxes) and the Sole Proprietor shall be entitled to such proceeds. The Existing Shareholders shall instruct the relevant transferee or the Company to pay such proceeds to the bank account designated by the Sole Proprietor at that time.

Article 7 Commitment of the Company

7.1The Company hereby commits as follows:

7.1.1

If the execution and performance hereof and the grant of the conversion option or the asset purchase option hereunder are subject to the consent, permission, waiver or authorization of any third party, or the approval, license or waiver of or the registration or filing with any governmental agency (if required by law), the Company shall endeavor to assist in satisfying such conditions.

7.1.2

The Company will not assist or permit an Existing Shareholder to transfer or in any other way dispose of any option equity or set any security interests or other third party right in any option equity without prior written consent of the Sole Proprietor.

7.1.3

The Company will not transfer or in any other way dispose of any material assets of the Company (except as may occur in the ordinary course of business) or set any security interests or other third party rights in any assets of the Company without prior written consent of the Sole Proprietor.

7.1.4	The Company shall not perform or permit any act or action that may adversely affect interests of the Sole Proprietor hereunder, including but not limited to any act or action subject to Article 6.1.
7.2	Upon a notice of exercise by the Sole Proprietor:
7.2.1

It shall promptly cause the Existing Shareholders to convene a shareholders’ meeting, pass a shareholders’ resolution and take all other necessary actions to consent to the transfer of all of the transferred assets at the transfer price by the Company to the Sole Proprietor and/or such other entities or individuals designated by it; and

7.2.2

It shall immediately enter into an asset transfer agreement with the Sole Proprietor and/or any other entities or individuals designated by it, transfer all of the transferred assets to the Sole Proprietor and/or any other entities or individuals designated by it at the transfer price and cause the shareholders to provide the Sole Proprietor with necessary support as required by the Sole Proprietor and by laws and regulations (including providing and signing all relevant legal documents, fulfilling all government approval and registration procedures, and undertaking all relevant obligations) to enable the Sole Proprietor and/or any other entities or individuals designated by it to acquire all of the transferred assets, and such transferred assets shall be free from any legal defects and shall not be subject to any security interests, third party restrictions or any other limitations on the assets of the Company.

Article 8 Confidentiality Obligations

8.1

Notwithstanding the termination hereof, each Party shall maintain strict confidentiality of trade secrets, proprietary information, customer information and all other information of a confidential nature (collectively, the “Confidential Information”) concerning the other Party that becomes known to it in the course of the formation and performance hereof. The Party receiving the Confidential Information shall not disclose any Confidential Information to any other third party except with prior written consent of the Party disclosing the Confidential Information, as required by relevant laws and regulations or as requested to disclose to third parties by the place of listing of an affiliate of one Party; and the Party receiving the Confidential Information shall not use or indirectly use any Confidential Information except for the purpose of performance hereof.

8.2	The following information does not belong to Confidential Information:
(a)	Any information about which there is documentary evidence indicating that the recipient has previously become aware through legal means;
(b)	Any information that has entered the public domain through no fault of the recipient; or
(c)	Any information obtained legally by the recipient from other channels after receiving the information.

8.3

The recipient may disclose Confidential Information to its relevant employees, agents or professionals engaged by it, provided that the recipient ensures that such persons comply with relevant terms and conditions hereof, and assumes any liability arising from any breach of relevant terms and conditions hereof by such persons.

8.4	Notwithstanding any other provision hereof, the effect of this provision shall not be affected by the termination hereof.

Article 9 Term of Agreement

This Agreement shall take effect on the date duly signed by the Parties hereto, and it shall terminate after all of the option equities and the assets of the Company have been legally transferred to the Sole Proprietor and/or any other entities or individuals designated by it in accordance with this Agreement.

Article 10 Notice

10.1	Any notices, requests, demands and other communications required by or made under this Agreement shall be in writing and served on the Party concerned.
10.2

Such notices or other communications shall be deemed served upon dispatch if sent by facsimile or telex, upon personal delivery if delivered in person, or upon posting five (5) days after posting if sent by mail.

Article 11 Liability for Breach

11.1

The Parties agree and acknowledge that if either Party (hereinafter referred to as the “Defaulting Party”) materially breaches any of the agreements made hereunder or materially fails to perform or delays in performing any of its obligations hereunder, it shall constitute a default hereunder (hereinafter referred to as the “Default”), and the Non-defaulting Party shall be entitled to require the Defaulting Party to correct or remedy the breach within a reasonable period of time. And if the Defaulting Party does not correct or remedy the breach within a reasonable period of time or within ten (10) days after the Non-defaulting Party has notified the Defaulting Party in writing and made a correction request, the Defaulting Party shall be entitled, in its sole discretion, to handle as follows:

11.1.1	If any Existing Shareholder or the Company is the Defaulting Party, the Sole Proprietor shall be entitled to terminate this Agreement and demand damages from the Defaulting Party; or
11.1.2

If the Sole Proprietor is the Defaulting Party, the Non-defaulting Party shall be entitled to demand damages from the Defaulting Party, but it shall not in any event be entitled to terminate or rescind this Agreement unless otherwise provided by law.

11.2	Notwithstanding any other provision hereof, the effect of the provisions of this Article shall not be affected by the termination hereof.

Article 12 Miscellaneous

12.1	This Agreement is made in Chinese with four (4) originals, one (1) copy for each Party hereto.
12.2	Laws of the PRC shall apply to the conclusion, entry into force, performance, amendment, interpretation and termination hereof.
12.3

Any dispute arising under and in connection with this Agreement shall be settled through negotiation by all the Parties. If the Parties fail to reach an agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in effect at the time. The place of arbitration shall be Beijing, the language used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on all Parties hereto.

12.4

Any rights, powers and remedies conferred on the Parties by any provision hereof shall not preclude any other rights, powers or remedies to which such Party may be entitled under the provisions of law and other provisions hereunder, and the exercise by one Party of its rights, powers and remedies shall not preclude the exercise by such Party of its other rights, powers and remedies.

12.5

One Party’s failure to exercise or delay in exercising any of its rights, powers and remedies hereunder or at law (hereinafter referred to as “Such Rights”) will not result in a waiver of Such Rights, and any waiver of any single or partial exercise of such Party’s rights will not preclude any other exercise of Such Rights by such Party and any other exercise of such Party’s rights.

12.6	The headings of the articles hereof are for indexing purposes only and in no event shall such headings be used or affect the interpretation of the provisions hereof.
12.7

Each provision hereof shall be severable and independent of every other provision. If at any time any one or more of the provisions hereof shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

12.8

This Agreement, when executed, supersedes any other legal documents previously executed by the Parties with respect to the same subject matter. Any amendment or supplement to this Agreement must be in writing and duly signed by the Parties hereto before taking effect.

12.9	Neither Party may assign any of its rights and/or obligations hereunder to any third party without prior written consent of the other Parties.

12.10 This Agreement shall be binding on legal assignees or successors of the Parties hereto.

[No body text below]

[Signing Page for Exclusive Option Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed on the date first written above.

CHEN Xiaoping

Signature: /s/ CHEN Xiaoping

Shenzhen Yungui Consulting Partnership (Limited Partnership) (Seal)

Signature: /s/ CHEN Xiaoping

Name: CHEN Xiaoping

Position: Authorized signatory

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature: /s/ LI Xiang

Name: LI Xiang

Position: Legal representative

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature: /s/ CHEN Xiaoping

Name: Chen Xiaoping

Position: Legal representative

Signing Page for Exclusive Option Agreement

Annex I:

Company Profile

Company Name:	Foshan Yunmi Electric Appliances Technology Co., Ltd.
Registered address:	No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)
Registered Capital:	RMB 10 million
Legal Representative:	CHEN Xiaoping
Shareholding Structure:

Shareholder Name	Amount of Capital Contribution in Registered Capital (In RMB)	Ratio of Capital Contribution	ID Card Number/Unified Social Credit Code
CHEN Xiaoping	9,977,756.28	99.78%	******
Shenzhen Yungui Consulting Partnership (Limited Partnership)	22,243.72	0.22%	91440300MA5FRBGX9W
Total	10,000,000	100%	-

Annex I

Annex II:

Notice of Exercise Form

To: [Shareholder name]

WHEREAS, the Company has entered into an “Exclusive Option Agreement” (the “Option Agreement”) with you and Foshan Yunmi Electric Appliances Technology Co., Ltd. (the “Company”), which stipulates that you shall transfer your equities in the Company to the Company or any third party designated by the Company upon the request of the Company under the conditions permitted by the laws and regulations of the PRC.

Accordingly, the Company hereby gives this Notice to you as follows:

The Company hereby requests exercise of the conversion option under the Option Agreement to transfer [    ] % of the equities in the Company held by you (the “Proposed Transferred Equities”) to the Company / [    ] [Name of Company / Individual] designated by the Company. Upon receipt of this Notice, you are requested to transfer all of the Proposed Transferred Equities to the Company / [Name of Designated Company / Individual] immediately in accordance with the Option Agreement.

Best regards!

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Authorized Representative:

Date:

Annex II

Annex III:

Notice of Exercise Form

To: Foshan Yunmi Electric Appliances Technology Co., Ltd.

WHEREAS, the Company has entered into an “Exclusive Option Agreement” (the “Option Agreement”) with you, CHEN Xiaoping and Shenzhen Yungui Consulting Partnership (Limited Partnership), which stipulates that you shall transfer your assets to the Company or any third party designated by the Company upon the request of the Company under the conditions permitted by the laws and regulations of the PRC.

Accordingly, the Company hereby gives this Notice to you as follows:

The Company hereby requests exercise of the asset purchase option under the Option Agreement to transfer all of your assets as set forth in the separate attached list (the “Proposed Transferred Assets”) to the Company / [    ] [Name of Company / Individual] designated by the Company. Upon receipt of this Notice, you are requested to transfer all of the Proposed Transferred Assets to the Company / [Name of Designated Company / Individual] immediately in accordance with the Option Agreement.

Best regards!

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Authorized Representative:

Date:

Annex III